EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
SECOND QUARTER OF FISCAL 2009

BOISE, Idaho, April 2, 2009 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for the company’s second quarter of fiscal 2009, which ended March 5, 2009. For the second quarter of fiscal 2009, the company posted a net loss of $751 million, or $0.97 per diluted share, on net sales of $1.0 billion. These results reflect a number of cash and non-cash items resulting in a net charge of $120 million in the second quarter of fiscal 2009. The company ended the quarter with cash and investments of $932 million.

The imbalance of supply and demand for semiconductor memory products continued in the second quarter, resulting in significant decreases in the company’s per gigabit average selling prices compared to the preceding quarter. Revenue from sales of DRAM products decreased approximately 30 percent in the second quarter compared to the first quarter principally due to a 30 percent decrease in selling prices. Sales volumes for DRAM products remained relatively stable comparing the same periods. Revenue from sales of NAND Flash products decreased 20 percent in the second quarter compared to the first quarter due to a 13 percent decrease in selling prices and an eight percent decrease in sales volume.

Memory production in the second quarter was relatively flat compared to the preceding quarter. Increases in bit production of NAND Flash products resulting from the company’s transitions to higher density 34nm NAND Flash products were offset by decreases in production resulting from the company’s decision to slow down DRAM production at its 200mm facilities and to discontinue production of 200mm NAND Flash wafers at its Boise facility.

“We are actively managing our overall cost structure, capital expenditures and technology execution, which are driving our operating margins ahead of industry trend lines,” said Steve Appleton, Micron Chairman and CEO. “Notably, our 34nm NAND technology is ramping rapidly and is providing a competitive differentiation in this challenging economic environment.”

The company’s gross margin on sales of memory products improved 11 percent in the second quarter compared to the previous quarter, resulting from decreases in per gigabit manufacturing costs and the benefit in the second quarter from sales of products previously written-down, partially offset by decreases in selling prices. Cost of goods sold includes charges for unused production capacity, including charges from the company’s Inotera and IM Flash joint ventures. Excluding the effects of the inventory write-downs and idle capacity charges, per gigabit costs declined significantly for both DRAM and NAND Flash products.

Sales of CMOS image sensors in the second quarter decreased 54 percent compared to the preceding quarter as a result of a sharp decline in unit sales stemming from weakness in consumer markets. The company’s gross margin on sales of Imaging products was two percent in the second quarter compared to 29 percent in the first quarter, primarily resulting from higher per unit manufacturing costs associated with a significant decrease in the level of production.

The company’s cost-cutting and restructuring activities have yielded reductions in operating costs and contributed to the company’s cash flow from operating activities in the second quarter. In addition, the company recently announced that it will phase out the remaining 200mm wafer production at its Boise facility. As a result, the company recorded a restructure charge of $105 million in the second quarter of fiscal 2009, including $17 million of employee-related costs and $87 million of equipment write-downs.

The company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the company’s web site until April 2, 2010. A taped audio replay of the conference call will also be available at (706) 645-9291 (conference number: 90786047) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on April 9, 2009.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAM, NAND Flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share data)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 5,	Dec. 4,	Feb. 28,	Mar. 5,	Feb. 28,
	2009	2008	2008	2009	2008

Net sales	$993	$1,402	$1,359	$2,395	$2,894
Cost of goods sold (1)	1,260	1,851	1,402	3,111	2,932
Gross margin	(267)	(449)	(43)	(716)	(38)
Selling, general and administrative	90	102	120	192	232
Research and development	168	178	180	346	343
Goodwill impairment (2)	58	--	463	58	463
Restructure (3)	105	(66)	8	39	21
Other operating (income) expense (4)	20	9	(42)	29	(65)
Operating loss	(708)	(672)	(772)	(1,380)	(1,032)
Interest income (expense), net	(31)	(20)	3	(51)	12
Other non-operating income (expense)	(3)	(9)	(6)	(12)	(7)
Income tax benefit (provision) (5)	(4)	(13)	4	(17)	(3)
Equity in net losses of equity method investees (6)	(56)	(5)	--	(61)	--
Noncontrolling interests in net income	51	13	(6)	64	(9)
Net loss	$(751)	$(706)	$(777)	$(1,457)	$(1,039)
Loss per share:
Basic	$(0.97)	$(0.91)	$(1.01)	$(1.88)	$(1.35)
Diluted	(0.97)	(0.91)	(1.01)	(1.88)	(1.35)

Number of shares used in per share calculations:
Basic	773.9	773.3	772.4	773.6	772.2
Diluted	773.9	773.3	772.4	773.6	772.2

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 5,	Dec. 4,	Feb. 28,	Mar. 5,	Feb. 28,
	2009	2008	2008	2009	2008

Period-end inventory write-down	$234	$369	$15	$603	$77
Estimated net effect of previous write-downs	(277)	(157)	(50)	(434)	(64)
Restructure	105	(66)	8	39	21
Goodwill impairment	58	--	463	58	463
	$120	$146	$436	$266	$497

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	Mar. 5,	Dec. 4,	Aug. 28,
	2009	2008	2008
Cash and short-term investments	$932	$1,028	$1,362
Receivables	654	1,031	1,032
Inventories (1)	859	883	1,291
Total current assets	2,523	3,037	3,779
Property, plant and equipment, net	7,910	8,460	8,811
Total assets (6)	11,526	12,676	13,430

Accounts payable and accrued expenses	950	943	1,111
Current portion of long-term debt	353	343	275
Total current liabilities	1,637	1,635	1,598
Long-term debt	2,542	2,523	2,451
Noncontrolling interests in subsidiaries	2,344	2,702	2,865
Total shareholders’ equity	4,742	5,484	6,178

	Six Months Ended
	Mar. 5,	Feb. 28,
	2009	2008
Net cash provided by operating activities	$698	$558
Net cash used for investing activities	(618)	(925)
Net cash used for financing activities	(391)	(117)

Depreciation and amortization	1,134	1,015
Expenditures for property, plant and equipment	(375)	(1,306)
Cash (paid to) received from noncontrolling interests	(444)	192
Payments on equipment purchase contracts	(98)	(274)

Noncash equipment acquisitions on contracts
payable and capital leases	175	297

The company’s second quarters of fiscal 2009 and fiscal 2008 included 13 weeks, while the company’s first quarter of fiscal 2009 included 14 weeks. The company’s first six months of fiscal 2009 and fiscal 2008 included 27 weeks and 26 weeks, respectively.

(1)
The company’s results of operations for the second and first quarters of fiscal 2009 and second quarter of fiscal 2008 include charges of $234 million, $369 million and $15 million, respectively, to write down the carrying value of work in process and finished goods inventories of memory products (both DRAM and NAND Flash) to their estimated market values.

(2)
In the second quarter of fiscal 2009, in accordance with FASB Statement No. 142, “Goodwill and Other Intangible Assets,” the company performed a test to determine whether its goodwill associated with its Imaging segment was impaired. Based on the results of the test, the company wrote off all of the $58 million of goodwill associated with its Imaging segment as of March 5, 2009. Additionally, in the second quarter of fiscal 2008, the company wrote off all of the $463 million of goodwill associated with its Memory segment as of February 28, 2008.

(3)
In the second quarter of fiscal 2009, in response to a sustained severe downturn in the semiconductor memory industry and global economic conditions, the company announced that it would phase out all remaining 200mm wafer manufacturing operations at its Boise, Idaho, facility. The 200mm wafer manufacturing phase-out is expected to reduce employment at the company’s Boise facility by as many as 2,000 positions by the end of fiscal 2009. As a result of these actions, the company recorded a restructure charge of $105 million in the second quarter of fiscal 2009, including $87 million of equipment impairment charges and $17 million of severance and other employee related costs.

In the first quarter of fiscal 2009, the company announced a restructuring of its memory operations. As part of the restructure, IM Flash Technologies (“IMFT”), a joint venture between the company and Intel Corporation (“Intel”), terminated its agreement with the company to supply NAND Flash memory from the company’s Boise facility, reducing IMFT’s NAND Flash production by approximately 35,000 200mm wafers per month. As a result of these actions, the company recorded a net $66 million credit to restructure in the first quarter of fiscal 2009.

(4)
Other operating (income) expense for the second quarter and first six months of fiscal 2009 include losses of $29 million and $43 million, respectively, on disposals of semiconductor equipment. Other operating (income) expense for the second quarter and first six months of fiscal 2008 includes gains of $47 million and $57 million, respectively, on disposals of semiconductor equipment and a gain of $38 million in receipts from the U.S. government in connection with anti-dumping tariffs, received in the first quarter of fiscal 2008.

(5)
Income taxes for fiscal 2009 and 2008 primarily reflect taxes on the company’s non-U.S. operations and U.S. alternative minimum tax. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. Tax attributable to U.S. operations in fiscal 2009 and 2008 were substantially offset by changes in the valuation allowance.

(6)
In the first quarter of fiscal 2009, the company acquired from Qimonda AG approximately 35.5% of the outstanding common stock of Inotera Memories, Inc. (“Inotera”) in a series of transactions for $398 million. The company’s results of operations for the second quarter of fiscal 2009 include a $56 million net loss on equity method investments for the Company’s share of Inotera’s loss from the acquisition date to December 31, 2008. The carrying value of the company’s investment in Inotera as of March 5, 2009 was $323 million.

In connection with the acquisition, the company entered into a loan agreement with Nan Ya Plastics Corporation (“NPC”), pursuant to which NPC made a loan to the company in the principal amount of $200 million, the proceeds of which were used to pay for a portion of the purchase price of the shares in Inotera. In addition, the company entered into a loan agreement with Inotera, pursuant to which Inotera made a loan to the company in the principal amount of $85 million, the proceeds of which are to be used for general corporate purposes. The loans were recorded at their fair values and reflect an aggregate discount of $31 million from their face amounts. The aggregate discount was reflected as a reduction in the basis of the company’s investment in Inotera.